EXHIBIT 5

SEC LAW FIRM

11693 San Vicente Boulevard, Suite 357

Los Angeles, CA 90049

Tel. 310-557-3059

Fax. 310-388-1320

www.seclawfirm.com

                August 26, 2008

BioLargo, Inc.

2603 Main Street

Suite 1155

Irvine, California 92614

Gentlemen:

This opinion is furnished in connection with the preparation of a Registration Statement on Form S-8 (the “Registration Statement”) filed by BioLargo, Inc., a California corporation (the “Company”) with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the “Securities Act”), relating to 8,400,000 shares of the Common Stock, par value $0.00067 per share (the “Shares”), of which (i) up to 6,000,000 shares may be issued pursuant to the BioLargo, Inc. 2007 Equity Incentive Plan (the “2007 Plan”), (ii) up 1,200,000 shares may be issued pursuant to a Consulting Agreement dated January 10, 2008 between the Company and Jeffrey C. Wallace (the “Wallace Plan”) and (iii) up to 1,200,000 shares may be issued pursuant to a Consulting Agreement dated January 10, 2008 between the Company and Robert J. Szolomayer (the “Szolomayer Plan”; and the 2007 Plan, Wallace Plan and Szolomayer Plan each individually being a “Plan”).

We have examined the originals, photocopies, certified copies or other evidence of such records of the Company, certificates of officers of the Company and public officials, and other documents as we have deemed relevant and necessary as a basis for the opinion hereinafter expressed. In such examination, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as certified copies or photocopies and the authenticity of the originals of such latter documents.

Subject to the foregoing and on the basis of the aforementioned examinations and investigations, it is our opinion that the Shares, when issued by the Company pursuant to the terms and conditions of the respective Plan pursuant to which it was issued and as contemplated by the Registration Statement, will be validly issued, fully paid and non-assessable.

This opinion is for your benefit in connection with the Registration Statement and may be relied upon by you and by persons entitled to rely upon it pursuant to the applicable provisions of federal securities laws. We consent to your filing this opinion as an exhibit to the Registration Statement. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission thereunder.

Very truly yours,

/s/ Lance Jon Kimmel